One North Central Avenue ▪ Phoenix, AZ 85004	Financial Contacts:		Media Contact:
	Kathleen L. Quirk	David P. Joint	William L. Collier
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Freeport-McMoRan Copper & Gold Inc.
Names Senior Vice President and General Counsel

PHOENIX, AZ, October 31, 2007 – Freeport-McMoRan Copper & Gold Inc. (NYSE: FCX) announced today that L. Richards McMillan, II has been named Senior Vice President and General Counsel.

Mr. McMillan, age 60, joins FCX after a 30-year career with the law firm of Jones, Walker, Waechter, Poitevent, Carrère & Denègre L.L.P.  He has worked with FCX as a senior corporate and securities law attorney since 1995.

Mr. McMillan received his undergraduate degree at Washington & Lee University and his Juris Doctorate from Tulane University Law School.  After serving three years in the Navy JAG Corps, he received a Master of Laws in Taxation from New York University Law School.  Mr. McMillan served as head of Jones Walker’s corporate and securities section and as a member and chairman of the firm’s executive committee.

Mr. McMillan replaces S. David Colton who is retiring after a 20-year career with Phelps Dodge and has served as FCX General Counsel since the Company’s March 2007 acquisition of Phelps Dodge.  Mr. Colton should be congratulated for his successful career and valued contributions.

Richard C. Adkerson, Chief Executive Officer, said: “We are pleased to welcome Rick McMillan to our executive team.  He has worked with Freeport as outside counsel for over a decade and has a strong record of accomplishment.  He brings a wealth of experience on legal and business matters and will be a great asset to our organization.”

FCX is a leading international mining company with headquarters in Phoenix, Arizona.  FCX operates large, long-lived, geographically diverse assets with significant proven and probable reserves of copper, gold and molybdenum.  FCX has a dynamic portfolio of operating, expansion and growth projects in the copper industry and is the world’s largest producer of molybdenum.  The company's portfolio of assets include the Grasberg mining complex, the world's largest copper and gold mine in terms of reserves, significant mining operations in the Americas, including the large scale Morenci/Safford minerals district in North America and the Cerro Verde and El Abra operations in South America, and the potential world-class Tenke Fungurume development project in the Democratic Republic of Congo.  Additional information about FCX is available on our web site at www.fcx.com.

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